UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 29, 2005

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25291	94-2958543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6000 SW Meadows Drive, Suite 200

Lake Oswego, Oregon 97035

(Address of principal executive offices) (Zip Code)

(971) 217-0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acceleration of Options

On December 29, 2005, the Board of Directors (the “Board”) of Tut Systems, Inc. (the “Company”) approved full acceleration of unvested stock options with an exercise price of $3.02 or greater previously granted under the Company’s 1998 Stock Option Plan and 1999 Non-statutory Stock Option Plan held by Company officers and employees. Options to purchase approximately 876,550 shares of the Company’s common stock, including approximately 126,390 shares held by the Company’s named executive officers, are subject to acceleration effective as of December 29, 2005. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that will require all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms, or, if earlier, the optionee’s last day of employment or upon a “change in control” as defined in any termination agreement between the individual option holder and the Company. The table below sets forth information regarding accelerated options held by the Company’s directors and named executive officers:

Directors & Named Executive Officers(1)	Aggregate Number of Shares Issuable under Accelerated Options	Weighted Average Exercise Price Per Share(2)
Salvatore D’Auria	77,780	$5.88
Randall Gausman	19,440	$5.88
Robert Noonan	29,170	$5.88
Directors & Executive Officers as a Group (7 persons)	126,390	$5.88
All Other Employees	750,160	$3.62
Total	876,550	$3.95

(1) The Company did not accelerate any options granted to non-employee Directors.

(2) The closing price of the Company’s common stock on the day the Board approved the acceleration was $3.10.

The Board decided to accelerate vesting of these options based in part on the anticipated effects of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which becomes effective for the Company’s first quarter of fiscal 2006, commencing on January 1, 2006. The acceleration of the vesting of these options minimizes future compensation expense that the Company would recognize in its financial statements with respect to these options as a result of SFAS 123R. Absent the acceleration of these options, upon the effectiveness of SFAS 123R, the Company would have been required to recognize approximately $2.1 million in pre-tax compensation expense, including $0.4 million attributable to options held by executive officers, from these options over their remaining vesting terms. By accelerating the vesting of these previously unvested options, the share-based compensation expense under SFAS 123R will only be reflected in the Company’s footnote disclosures for the year ended December 31, 2005, as permitted under the transition guidance provided by the Financial Standards Accounting Board. Further, the Company believes that any potential future share-based compensation expense related to these options would be immaterial to the Company’s financial results. However, the Company makes no assurance that these actions will avoid the recognition of future compensation expense in connection with these options. A copy of the form of Acknowledgement of Amendment to Option Agreements is filed with this Current Report on Form 8-K as Exhibit 99.1.

Employees and officers may benefit from the accelerated vesting of their stock options in the event they terminate their employment with or service to the Company prior the completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. No share-based compensation expense will be recorded with respect to these options unless an employee or officer actually benefits from this modification. For those employees and officers who do benefit from the accelerated vesting, the Company is required to record additional share-based compensation expense equal to the intrinsic value of the option on the date of modification (i.e., December 29, 2005). The closing market price per share of the Company’s common stock on December 29, 2005 was $3.10 and the exercise price of the approximately 876,550 in unvested options on that date ranged from $3.02 to $6.16, with a weighted exercise price of $3.95. The Company estimates the potential additional share-based compensation expense that the Company may be required to record with respect to these options would be immaterial to the Company’s financial results.

Modification of Bank Line of Credit

On December 29, 2005, the Company entered into the First Loan Modification Agreement (the “Modification Agreement”) with Silicon Valley Bank (the “Bank”). The Modification Agreement amended the Loan and Security Agreement dated as of September 23, 2004 between the Company and the Bank in order to (i) increase the maximum line of credit limit from $7,000,000 to $10,000,000, (ii) extend the maturity date of any loans made thereunder to September 23, 2007 and (iii) allow for Equipment Loans up to an additional $1,250,000. This description of the Modification Agreement is qualified in its entirety by the full text of the Modification Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.

Exhibit Number	Description
99.1	Form of Acknowledgement of Amendment to Option Agreements

99.2	First Loan Modification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

January 5, 2006	By:	/S/ RANDALL K. GAUSMAN
Randall K. Gausman, Vice-President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Form of Acknowledgement of Amendment to Option Agreements

99.2	First Loan Modification Agreement